Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Akamai Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	7,250,000 (3)	$93.20	$675,700,000	0.0001102	$74,462.14

Total Offering Amounts					$675,700,000		$74,462.14

Total Fee Offsets							$0

Net Fee Due							$74,462.14

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sales prices of the registrant’s common stock, as quoted on the Nasdaq Global Select Market, on August 4, 2023, which is a date within five business days prior to the filing of this registration statement.

(3)	Represents 7,250,000 shares of common stock that were added to the shares authorized for issuance under the Second Amended and Restated 2013 Stock Incentive Plan, as amended.